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                                                                                                    EXHIBIT 12

                                   NEW YORK TELEPHONE COMPANY AND SUBSIDIARY
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (Dollars in Millions)

                                                                             Year
                                                      1993        1992        1991        1990        1989
Earnings

     Income before Interest Expense and                430.2     1,219.3       911.0     1,094.9       871.4
       Cumulative Effect of Change in
       Accounting Principle . . . . . . . . . . .

     Federal & State Income Taxes . . . . . . . .      (67.8)      342.8       157.2       261.2        96.1

     Estimated Interest Portion of Rental Expense       36.3        38.9        37.9        39.1        34.3
         Total Earnings . . . . . . . . . . . . .      398.7     1,601.0     1,106.1     1,395.2     1,001.8

Fixed Charges

     Total Interest Expense . . . . . . . . . . .      348.6       362.9       375.1       357.0       374.2

     Estimated Interest Portion of Rental Expense       36.3        38.9        37.9        39.1        34.3
         Total Fixed Charges. . . . . . . . . . .      384.9       401.8       413.0       396.1       408.5

Ratio of Earnings to Fixed Charges. . . . . . . .       1.04        3.98        2.68        3.52        2.45

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